November 2009 Pricing Sheet dated November 6, 2009 relating to Preliminary Terms No. 225 dated October 26, 2009 to Registration Statement No. 333-156423 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Bear Market PLUS Based Inversely on the Value of the NASDAQ-100 Index® due December 16, 2010
Performance Leveraged Upside SecuritiesSM
PRICING TERMS – NOVEMBER 6, 2009
Issuer:	Morgan Stanley
Maturity date:	December 16, 2010
Underlying index:	NASDAQ-100 Index®
Aggregate principal amount:	$3,614,000
Payment at maturity:
▪    If the final index value is less than the initial index value,
$10 + enhanced downside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
▪    If the final index value is greater than or equal to the initial index value,
$10 – upside reduction amount
In no event will the payment at maturity be less than the minimum payment at maturity.

Enhanced downside payment:	$10 x leverage factor x index percent decrease
Upside reduction amount:	$10 x index percent increase
Index percent decrease:	(initial index value – final index value) / initial index value
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	1,730.76, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	December 13, 2010, subject to adjustment for certain market disruption events
Leverage factor:	300%
Maximum payment at maturity:	$11.825 per Bear Market PLUS (118.25% of the stated principal amount)
Minimum payment at maturity:	$2.00 per Bear Market PLUS (20% of the stated principal amount)
Stated principal amount:	$10 per Bear Market PLUS
Issue price:	$10 per Bear Market PLUS (see “Commissions and Issue Price” below)
Pricing date:	November 6, 2009
Original issue date:	November 16, 2009 (5 business days after the pricing date)
CUSIP:	617484563
ISIN:	US6174845635
Listing:	The Bear Market PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Bear Market PLUS	$10	$0.15	$9.85
Total	$3,614,000	$54,210	$3,559,790
(1)  The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Bear Market PLUS purchased by that investor.  The lowest price payable by an investor is $9.95 per Bear Market PLUS.  Please see “Syndicate Information” on page 6 of the accompanying preliminary terms for further details.
(2)  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.

The “NASDAQ®,” “NASDAQ-100®” and “NASDAQ-100 Index” are trademarks of The Nasdaq OMX Group, Inc. and have been licensed for use by Morgan Stanley.  The Bear Market PLUS are not sponsored, endorsed, sold or promoted by the foregoing index publisher, and the index publisher makes no representation regarding the advisability of investing in the Bear Market PLUS.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 225 dated October 26, 2009
Prospectus Supplement for PLUS dated August 20, 2009
Prospectus dated December 23, 2008

THE BEAR MARKET PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.